Exhibit 99.1

FOR IMMEDIATE RELEASE

Village Farms International Reports First Quarter 2021 Financial Results:   Pure Sunfarms Achieves Third Consecutive Quarter of Sequential Growth in Retail Branded Sales of 20% or Greater

– Pure Sunfarms Continues its Record of Positive Adjusted EBITDA in Each of the Ten Quarters Since Commencing Sales – Pure Sunfarms Once Again the Top Selling Dried Flower Brand with OCS for First Quarter –

Vancouver, BC, May 10, 2021 – Village Farms International, Inc. (“Village Farms” or the “Company”) (NASDAQ: VFF) (TSX: VFF) today announced its financial results for the first quarter ended March 31, 2021.  All figures are in U.S. dollars unless otherwise indicated.

The Company’s financial statements for the three months ended March 31, 2021, as well as the comparative periods for 2020, have been prepared and presented under United States Generally Accepted Accounting Principals (“GAAP”). On March 31, 2021, Village Farms owned 100% of Pure Sunfarms Corp. (“Pure Sunfarms”), as the full acquisition of the remaining interest in Pure Sunfarms occurred November 2, 2020. Accordingly, for the three months ended March 31, 2021, Pure Sunfarms’ financial results are consolidated with Village Farms’ results.  For the three months ended March 31, 2020, Pure Sunfarms is accounted for on a proportionate basis within “Equity Earnings from Unconsolidated Entities”.

Pure Sunfarms’ First Quarter and Other Recent Highlights

(Dollar Amounts are Before Village Farms’ Proportionate Share)

•	Achieved its third consecutive quarter of sequential growth in its priority sales channel, Retail Branded Sales, of 20% or greater;
•	Achieved its tenth consecutive quarter of positive Adjusted EBITDA; and,
•

Was the top selling brand of dried flower products with the Ontario Cannabis Store (OCS) (by kilograms sold and dollars sold) for the quarter ended March 31, 2021 and remained the top-selling brand of dried flower products with the OCS (by kilograms sold and dollars sold) since retail branded sales launch in October 2019.

*Market share performance and data cited has been calculated by Pure Sunfarms from sales information provided by OCS.

Exhibit 99.1

Village Farms’ Consolidated Financial Summary for the Three Months Ended March 31, 2021 and March 31, 2020 and Corporate Highlights

($US millions except per share metric)	Three Months Ended March 31,
	2021	2020	Change
Sales[1]	$52.4	$32.1	+63%
Produce	$34.9	$32.0	+9%
Cannabis	$17.4	$0.0	N/A
Village Farms Clean Energy	$0.1	$0.1	0%
Net (Loss) Income[1]	($7.4)	$4.2	-276%
(Loss) Income Per Share[1]	($0.10)	$0.08	-225%
Adjusted EBITDA1 2	$0.4	$1.1	-63%
Produce	($0.6)	($0.4)	-50%
Cannabis	$2.5	$2.8	-9%
Village Farms Clean Energy	$0.0	$0.0	0%
Corporate	($1.5)	($1.3)	-15%

1.  Sales, Net Income, Income (Loss) per share and Adjusted EBITDA includes results from Pure Sunfarms pursuant to the Company’s statutory reporting requirements.

2.  Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed by GAAP. See “Non-GAAP Measures” below.

•

Produce sales increased 9%, however, Produce Adjusted EBITDA decreased 50% as a result of lower pricing as the tomato industry is experiencing one of the lowest pricing environments for tomatoes-on-the-vine and beefsteak varieties in the past ten years;

•

Completed a registered direct offering with certain institutional investors for the purchase and sale of an aggregate of 10,887,097 common shares at a purchase price of US$12.40 (approximately C$15.70) per Common Share for gross proceeds of approximately US$135 million (approximately C$171 million);

•

Received warrant exercise proceeds of US$17.7 million resulting in the issuance of 3,045,283 additional common shares. The warrants were issued as part of the September 2020 Registered Direct equity offering.  As of the date of this news release, 1,652,830 warrants remain outstanding;

•

Repaid in full the C$19.9 million (approximately US$15.6 million) promissory note, plus accrued interest of C$621,534.25 (approximately US$486,849.78), that the Company issued to Emerald Health Therapeutics, Inc. as partial consideration for the November 2020 acquisition of the remaining common shares of Pure Sunfarms that the Company did not own; and,

•	Was added to the S&P/TSX Composite Index (Consumer Staples sector) prior to trading on March 22, 2021.
•	Increased the equity investment in Altum International Pty Ltd from 6.6% to just under 12% as a capital efficient means to participate in international opportunities in the Asia-Pacific region.
•	Village Farms amended the Operating Loan terms to extend the credit agreement with an amended line of credit of C$10,000 and maturity date of May 7, 2024.

Exhibit 99.1

Pure Sunfarms’ Financial Summary for the Three Months Ended March 31, 2021 and March 31, 2020 (Before Village Farms’ Proportionate Share)

(millions except % metrics)	Three Months Ended March 31,
	2021		2020		Change of C$
	C$	US$	C$	US$
Total Gross Sales	$30.8	$24.3	$21.5	$15.7	+43%
Total Net Sales	$22.1	$17.5	$18.0	$13.1	+23%
Gross Margin [4]	29%	29%	52%	52%	-44%
SG&A	$5.0	$4.0	$3.3	$2.4	-56%
Share-based compensation	$1.4	$1.1	$0.0	$0.0	N/A
Net (loss) income [3]	($3.6)	($2.8)	$8.6	$6.2	-142%
Adjusted EBITDA [5]	$3.1	$2.5	$6.7	$4.9	-53%
Adjusted EBITDA Margin [5]	14%	14%	37%	37%	-62%

3. Net income includes C$6,044 (US$4,348) of debt forgiveness income as an outcome of the “Settlement Agreement” in March 2020 between Pure Sunfarms, Emerald Health Therapeutics and the Company.

4. Gross margin for 2021 excludes the C$3,679 (US$2,925) inventory adjustment charge from the revaluation of inventory to fair value at the acquisition date of November 2, 2020.

5. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” below.

Pure Sunfarms’ Percent of Sales by Product Group

	Three months ended March 31,
Channel	2021	2020
Retail, Flower	71.0%	47.3%
Retail, Oil & 2.0 Product	12.8%	0.0%
Wholesale, Flower and Trim	16.2%	52.7%

Management Commentary

“The first quarter of 2021 was yet another strong quarter for Pure Sunfarms, which delivered its third consecutive quarter of strong sequential growth in our priority sales channel, Retail Branded Sales – up 20% from the fourth quarter – and is especially encouraging given the softness in the Canadian market due to pandemic restrictions, which stalled sales growth for the rest of the industry,” said Michael DeGiglio, CEO, Village Farms. “Our continuing strong momentum was again driven by Pure Sunfarms’ leading market share performance in dried flower1, which remains by far the largest product category, with our brand success firmly rooted in our reputation for premium quality products at an everyday price.  This, combined with our best-in-class operations, low-cost production and prudent SG&A management enabled Pure Sunfarms to deliver its tenth consecutive quarter of positive Adjusted EBITDA – every quarter since commencing sales in late 2018.”

“As we look ahead, our 1.1 million square foot Delta 3 facility is operating at full capacity, and with expected strong growth demand we look forward to significantly expanding our production capacity in the coming months, with plans to increase capacity by 50% by year end and double it in the second half of 2022.  All of this positions Pure Sunfarms – with our existing assets and operations – to meaningfully and sustainably grow its profitability over both the short- and long-terms.”

“Our continued success and leadership in Canada provide great confidence in our U.S. and international cannabis plans. We continue to monitor the regulatory progress in the U.S. in terms of our opportunity to legally participate in what we believe will be a different market environment that will position experienced, new entrants for success. We are confident that our unparalleled large-scale, low-cost cultivation capabilities, alongside one of the largest high-tech greenhouse footprints in the country, will provide a meaningful

Exhibit 99.1

advantage to capitalize on this significant opportunity. We will do so strategically, with prudence and our unwavering commitment to return on investment. In tandem, internationally, we continue to pursue targeted, strategic opportunities for the long-term that, again, meet our thresholds for return on investment.”

1. With the Ontario Cannabis Store for both the first quarter of 2021 and the period since launch in October 2019 (by kilograms sold and dollars sold).

COVID-19 Update

All Village Farms' production facilities in Texas, British Columbia, and Pure Sunfarms' facilities in Canada remain open and operational. The Company has experienced a small number of COVID-19 illnesses at its facilities, however, the Company’s protocols were followed and there has been no material disruption to operations. Village Farms and Pure Sunfarms adhere to the highest health and safety standards in their operations and each has put in place heightened hygiene practices and safety protocols, including more stringent cleaning and sanitization, and are taking appropriate precautions throughout all operations as per the recommendations of health authorities.  The Company will continue to enhance and evolve such practices and protocols as the situation warrants.

Summary Statutory Results

(in thousands of U.S. Dollars unless otherwise indicated)

	For the three months ended March 31,
	2021 [6]	2020 [6]
Sales	$ 52,396	$ 32,112
Cost of sales	(50,089)	(31,347)
Selling, general and administrative expenses	(8,092)	(3,921)
Share-based compensation	(1,998)	(529)
Interest expense	(741)	(537)
Interest income	3	383
Foreign exchange loss	(504)	(926) 282
Gain on settlement agreement	-	4,681
Other (expense) income	(69)	39
Loss on disposal of assets	-	(6)
Recovery of income taxes	1,839	1,012
Equity (losses) earnings from unconsolidated entities	(127)	3,229
Net (loss) income	($ 7,382)	$ 4,190
Adjusted EBITDA [7]	$ 404	$ 1,096 $0.08
(Loss) income per share – basic	($ 0.10)	$ 0.08
(Loss) income per share – diluted	($ 0.10)	$ 0.08

6. For the three months ended March 31, 2021, Pure Sunfarms is fully consolidated in the financial results of the Company. For the three months ended March 31, 2020, Village Farms share of Pure Sunfarms earnings are reflected in equity (losses) earnings from unconsolidated entities.

7. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. See “Non-GAAP Measures” for a definition and reconciliation of Adjusted EBITDA to net income (loss), the nearest comparable measurement under GAAP. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Adjusted EBITDA includes the Company’s majority non-controlling interest in Pure Sunfarms (through November 1, 2020), and 65% interest in VFH.

Discussion of Financial Results

A discussion of our consolidated results for the three months ended March 31, 2021 and 2020 is included below. The consolidated results include all three of our operating segments, which include produce, cannabis and energy, along with all public company expenses. Pure Sunfarms was acquired in its entirety on November 2, 2020; for the three months ended March 31, 2021, the operating results of Pure Sunfarms are consolidated

Exhibit 99.1

in our Consolidated Statements of Income (Loss), and for the three months ended March 31, 2020, Pure Sunfarms’ results are included in equity earnings from unconsolidated entities in our Consolidated Statements of Income (Loss).

We also present a discussion of the operating results of Pure Sunfarms, before any allocation to Village Farms, which were not consolidated in our financial results for the three months ended March 31, 2020 but were consolidated in our results for the three months ended March 31, 2021. As a result of the Pure Sunfarms Acquisition, Pure Sunfarms recognized an increase in the fair value of its inventory on-hand on the acquisition date, resulting in a $2,925 charge to cost of sales in the first quarter of 2021 and a $3,295 charge to cost of sales in the fourth quarter of 2020 from the revaluation of its inventory to fair value. This is a non-cash accounting charge to cost of sales and should be adjusted for when analyzing the actual operational results of Pure Sunfarms.

Consolidated Results

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Sales

Sales for the three months ended March 31, 2021 were $52,396 as compared to $32,112 for the three months ended March 31, 2020. The increase in sales was primarily due to the inclusion of Pure Sunfarms’ Q1 2021 revenues of $17,460 and an increase in produce supply partner sales of $4,139, partially offset by a decrease in our own produce sales of ($1,234) and VFCE power sales of ($81). The tomato produce industry is currently experiencing one of the lowest pricing environments for tomatoes-on-the-vine and beefsteak varieties in the past ten years.

The produce supply partner sales increase was due to higher volumes of pounds sold of tomatoes, peppers, cucumbers and mini-cucumbers. The decrease in our own produce sales was due to a (24%) decrease in the average selling price of tomatoes in the three months ended March 31, 2021 versus March 31, 2020, partially offset by a 14% increase in our own production volume. The price decrease is the result of a market supply overage caused by lower retail purchase demand along with an increase in Canadian tomato production from new acreage under light in 2021.

Cost of Sales

Cost of sales for the three months ended March 31, 2021 were $50,089 as compared to $31,347 for the three months ended March 31, 2020. The increase in cost of sales was primarily due to the addition of Pure Sunfarms’ Q1 2021 cost of sales of $15,248, an increase in produce supply partner costs of $3,282 and higher clean energy costs of $356, partially offset by a decrease in our own production cost of sales. The Q1 2021 cost of sales for Pure Sunfarms includes a $2,925 charge from the revaluation of its inventory to fair value at acquisition date. The increase in produce supply partner cost of sales was driven by higher volumes of pounds sold. The decrease in our own production costs was driven by lower cost per pound production at two of our Texas facilities and better utilization of our transportation and handling cost, primarily due to greenhouse management efficiency efforts.

Gross Margin

Gross margin for the three months ended March 31, 2021 increased $4,467 to $5,232, for a 10% gross margin (excluding the $2,925 charge from the revaluation of Pure Sunfarms’ inventory to fair value at acquisition date) in comparison to $765, for a 2% gross margin, for the three months ended March 31, 2020. Gross margin

Exhibit 99.1

(excluding the revaluation charge) increased primarily due to the inclusion of Pure Sunfarms’ 2021 gross margin of $5,137. The lower produce gross margin was primarily due to lower prices for tomatoes in Q1 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended March 31, 2021 increased $4,171 to $8,092 compared to $3,921 for the three months ended March 31, 2020. The increase was primarily due to the inclusion of Pure Sunfarms’ expenses of $3,966 and an increase in corporate expenses, primarily related to public company costs such as investor relations, legal and regulatory fees, listing fees for the TSX , the January 2021 equity raise, and incremental costs of U.S. reporting compliance.

Share-based Compensation

Share-based compensation expenses for the three months ended March 31, 2021 were $1,998 as compared to $529 for the three months ended March 31, 2020. The increase in share-based compensation was primarily due to the vesting of performance share grants for Pure Sunfarms’ management of $1,094 in Q1 2021 versus nil in Q1 2020, along with the cost of stock options issued in December 2020.

Net Income/(Loss)

Net loss for the three months ended March 31, 2021 was ($7,382) as compared to net income of $4,190 for the three months ended March 31, 2020. The decrease in net income is primarily due to a lower gross margin from Pure Sunfarms (which includes the $2,925 charge from the revaluation of its inventory to fair value at acquisition date) and higher company-wide selling, general and administrative expenses and share-based compensation in the three months ended March 31, 2021 as compared to March 31, 2020, which also included a gain from the Settlement Agreement of $4,681 in March 2020.

Adjusted EBITDA

Adjusted EBITDA for the three months ended March 31, 2021 was $404 compared to $1,096 for the three months ended March 31, 2020. The decrease in Adjusted EBITDA was primarily due to lower operating results of both Pure Sunfarms and the produce business. See the reconciliation of Adjusted EBITDA to net income in “Non-GAAP Measures—Reconciliation of Net Earnings to Adjusted EBITDA”.

Cannabis Segment Results – Pure Sunfarms (in C$)

Pure Sunfarms’ comparative analysis are based on the consolidated results of Pure Sunfarms for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, not accounting for the percentage owned by Village Farms. As a result of the Pure Sunfarms Acquisition, Pure Sunfarms recognized an increase in the fair value of its inventory on-hand on the acquisition date, resulting in a C$3,679 charge to cost of sales in the first quarter of 2021 and a C$4,223 charge to cost of sales in the fourth quarter of 2020 from the revaluation of its inventory to fair value. This is a non-cash accounting charge to cost of sales and should be adjusted for when analyzing the actual operational results of Pure Sunfarms. Please see  “Reconciliation of U.S. GAAP Results to Proportionate Results” for a presentation of Pure Sunfarms’ proportionate results for the periods ended March 31, 2021 and March 31, 2020.

Three Months Ended March 31, 2021 Compared to Three Months Ended December 31, 2020

Sales

Pure Sunfarms’ net sales for the three months ended March 31, 2021 were C$22,092 as compared to C$22,527 for the three months ended December 31, 2020. The sequential net sales decrease was primarily due to a (49%) decrease in non-branded sales partially offset by a 20% increase in branded sales. For the three months ended March 31, 2021, 71% of revenue was generated from branded flower and 13% of revenue from tinctures and

Exhibit 99.1

Cannabis 2.0 products (branded cannabis oil, edibles and vapes) as compared to 56% of revenue from branded flower and 12% of revenue from tinctures and Cannabis 2.0 products for the three months ended December 31, 2020. For the three months ended March 31, 2021, non-branded sales represent 16% of revenues compared to 32% for the three months ended December 31, 2020.The decrease in non-branded sales between periods was driven primarily by an oversaturated wholesale market combined with the impact of several provincial boards initiating stock keeping unit (“SKU”) rationalization and management of their March 31, 2021 fiscal year-end inventory levels, which decreased demand from other licensed producers (“LP”) in the wholesale market.

Cost of Sales

Pure Sunfarms’ cost of sales for the three months ended March 31, 2021 were C$15,600 (excluding the purchase price inventory adjustment of C$3,679) as compared to C$13,853 (excluding the purchase price inventory adjustment of C$4,223) for the three months ended December 31, 2020. The increase in cost of sales between periods was driven by the higher volume of branded sales which require incremental costs for manufacturing, packaging and distribution.

Gross Margin

Gross margin for the three months ended March 31, 2021 decreased (C$2,182) to C$6,492 for a 29% gross margin (excluding the purchase price inventory adjustment of C$3,679) in comparison to C$8,674 for a 39% gross margin (excluding the purchase price inventory adjustment of C$4,223) for the three months ended December 31, 2020. The decrease in gross margin between periods was primarily due to the increase in cost of sales associated with the higher volume of branded sales in 2021 that require incremental costs for manufacturing, packaging and distribution.

Selling, General and Administrative Expenses

Pure Sunfarms’ selling, general and administrative expenses for the three months ended March 31, 2021 were C$5,024 compared to C$5,753 for the three months ended December 31, 2020. The decrease in selling, general and administrative expenses for the three months ended March 31, 2021 in comparison to the three months ended December 31, 2020 was primarily due to a reduction in marketing spend and lower professional fees, such as legal and consulting services, partially offset by additional headcount to support the growth of Pure Sunfarms.

Share-based Compensation

Share-based compensation expenses for the three months ended March 31, 2021 were C$1,392 as compared to C$78 for the three months ended December 31, 2020. The increase in share-based compensation is due to the vesting of performance share grants for Pure Sunfarms’ management as well as the incremental cost of stock options issued in December 2020.

Net Income/(Loss)

Pure Sunfarms’ net loss for the three months ended March 31, 2021 was (C$3,592) as compared to (C$2,224) for the three months ended December 31, 2020. The Q1 2021 net loss includes a C$3,679 charge and the Q420 net loss includes a $4,223 charge from the revaluation of its inventory to fair value at acquisition date. The higher net loss between comparable periods was driven by lower gross margin, largely attributable to a lower average selling price for non-branded sales and increased share-based compensation, partially offset by lower selling, general and administrative expenses.

Adjusted EBITDA

Exhibit 99.1

Adjusted EBITDA for the three months ended March 31, 2021 and December 31, 2020 was C$3,125 and C$2,959, respectively. The increase in Adjusted EBITDA was driven by higher net sales and lower selling, general and administrative expenses in the three months ended March 31, 2021 as compared to the three months ended December 31, 2020. The three months ended December 31, 2020 also included a C$991 write-off of the note receivable from Emerald as part of the PSF acquisition.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Sales

Pure Sunfarms’ net sales for the three months ended March 31, 2021 were C$22,092 as compared to C$18,004 for the three months ended March 31, 2020. The period-over-period net sales increase was comprised of a 117% increase in branded sales, partially offset by a (62%) decrease in non-branded sales. For the three months ended March 31, 2021, 71% of revenue was generated from branded flower and 13% of revenue from tinctures and Cannabis 2.0 products as compared to 47% of revenue from branded flower for the three months ended March 31, 2020. Pure Sunfarms had not begun selling Cannabis 2.0 products in the period ended March 31, 2020. For the three months ended March 31, 2021, non-branded sales represent 16% of revenues compared to 53% for the three months ended March 31, 2020. The decrease in non-branded sales between periods was driven primarily by an oversaturated wholesale market combined with the impact of several provincial boards initiating SKU rationalization and management of their March 31, 2021 fiscal year-end inventory levels, which decreased demand from other LPs in the wholesale market.

Cost of Sales

Pure Sunfarms’ cost of sales for the three months ended March 31, 2021 were C$15,600 (excluding the purchase price inventory adjustment of C$3,679) as compared to C$8,607 for the three months ended March 31, 2020. The increase in cost of sales between periods was driven by the higher volume of branded sales which require incremental costs for manufacturing, packaging and distribution.

Gross Margin

Gross margin for the three months ended March 31, 2021 decreased (C$2,905) to C$6,492 for a 29% gross margin (excluding the purchase price inventory adjustment of C$3,679) in comparison to C$9,397 for a 52% gross margin for the three months ended March 31, 2020. The decrease in gross margin between comparable periods was primarily due to price compression in the wholesale market over the past twelve months combined with the increase in cost of sales associated with a higher volume of branded sales which require incremental costs for manufacturing, packaging and distribution.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended March 31, 2021 increased $1,787 or (55%) to C$5,024 compared to C$3,237 for the three months ended March 31, 2020. The increase in selling, general and administrative expenses was mostly due to incremental sales support and marketing for the higher volume of branded sales in Q1 2021 along with additional headcount to support the growth of Pure Sunfarms.

Share-based Compensation

Share-based compensation expenses for the three months ended March 31, 2021 were C$1,392 as compared to nil for the three months ended March 31, 2020. The increase in share-based compensation was primarily due to the vesting of performance share grants for Pure Sunfarms’ management and Pure Sunfarms’ management not being part of the Company until November 2020.

Exhibit 99.1

Gain on Settlement of Net Liabilities

Pure Sunfarms recognized income of C$6,044 in the first quarter of 2020 as an outcome of the March 2, 2020 Settlement Agreement between Pure Sunfarms, Emerald Health and the Company. This gain is Pure Sunfarms’ forgiveness of the shareholder loan and accrued interest owed by Emerald offset by the extinguishment of the Supply Agreement and any amounts receivable under it, which included a C$8,100 receivable from Emerald for sales made in 2019.

Net Income/(Loss)

Pure Sunfarms’ net loss for the three months ended March 31, 2021 was (C$3,592) as compared to net income of C$8,553 for the three months ended March 31, 2020. The Q1 2021 net loss includes a C$3,679 charge from the revaluation of its inventory to fair value at acquisition date. The decrease in net income between periods was primarily due to lower gross margin, higher selling, general and administrative expenses and share-based compensation in Q1 2021, while Q1 2020 also included the gain on the settlement of net liabilities of C$6,044.

Adjusted EBITDA

Adjusted EBITDA for the three months ended March 31, 2021 and March 31, 2020 was C$3,125 and C$6,726, respectively. The lower EBITDA between comparable periods was primarily due to lower non-branded sales and lower gross margin in Q1 2021 as compared to Q1 2020. For the three months ended March 31, 2020, the average selling price for non-branded sales was higher than the three months ended March 31, 2020 as the wholesale market faced oversaturation in 2021.

Non-GAAP Measures

References in this news release to “Adjusted EBITDA” are to earnings (including the equity in earnings of the joint ventures) before interest, taxes, depreciation and amortization (“EBITDA”), as further adjusted to exclude foreign currency exchange gains and losses on translation of long-term debt, unrealized gains on the changes in the value of derivative instruments, share-based compensation, gains and losses on asset sales and other adjustments set forth in “Reconciliation of Net Income to Adjusted EBITDA” below.  Adjusted EBITDA is a cash flow measure that is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income or loss determined in accordance with GAAP as an indicator of our performance or to cash flows from operating, investing, and financing activities as measures of liquidity and cash flows. Management believes that Adjusted EBITDA is an important measure in evaluating the historical performance of the Company.

We also present Adjusted EBITDA, earnings per share and diluted earnings per share on a proportionate segment basis. Each of the components of Adjusted EBITDA, on a proportionate segment basis (which include our proportionate share of the Pure Sunfarms and VFH operations), are presented in the tables below that present a reconciliation of GAAP results to proportionate results. We believe that the ability of investors to assess our overall performance may be improved by the disclosure of proportionate segment Adjusted EBITDA, earnings per share and diluted earnings per share, given that our joint ventures represent a significant percentage of our net income.

Exhibit 99.1

Reconciliation of Net Income to Adjusted EBITDA

The following table reflects a reconciliation of net income to Adjusted EBITDA, as presented by the Company:

(in thousands of U.S. dollars)	For the three months ended March 31,
	2021 (9)	2020 (9)
Net (loss) income	($ 7,382)	$ 4,190
Add:
Amortization	3,412	1,530
Foreign currency exchange loss	504	926
Interest expense, net	738	154
Recovery of income taxes	(1,839)	(1,012)
Share-based compensation	1,998	529
Interest expense for JVs	14	293
Amortization for JVs	34	301
Foreign currency exchange loss for JVs	-	102
Income taxes provision from JVs	-	1,269
Gain on settlement agreement	-	(4,681)
Acquisition purchase price adjustment (10)	2,925	-
JV gain on settlement of net liabilities	-	(2,496)
Gain on disposal of assets	-	(9)
Adjusted EBITDA (11)	$ 404	$ 1,096
Adjusted EBITDA for JVs (See table below)	($ 79)	$ 2,683
Adjusted EBITDA excluding JVs(produce)	$ 483	($ 1,587)
Breakout of JV’s Adjusted EBITDA (in thousands of U.S. dollars)	For the three months ended March 31,
	2021	2020
Pure Sunfarms Adjusted EBITDA	$ -	$ 2,778
VFH Adjusted EBITDA	(79)	(95)
Total JV’s Adjusted EBITDA	($ 79)	$ 2,683

9. For the three months ended March 31, 2021, Pure Sunfarms is fully consolidated in the financial results of the Company. For the three months ended March 31, 2020, our share of Pure Sunfarms earnings is reflected in equity earnings from unconsolidated entities.

10. The purchase price adjustment reflects the non-cash accounting charge to cost of sales resulting from the revaluation of Pure Sunfarms’ inventory to fair value at the acquisition date.

11. Adjusted EBITDA is not a recognized earnings measure and does not have a standardized meaning prescribed by GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Management believes that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of the Company. Adjusted EBITDA includes the Company’s majority non-controlling interest in Pure Sunfarms (through November 1, 2020), and 65% interest in VFH.

Reconciliation of U.S. GAAP Results to Proportionate Results

The following tables are a reconciliation of the GAAP results to the proportionate results (which include our proportionate share of Pure Sunfarms (“Cannabis”) and VFH  (“Hemp”) operations). The tables reflect the full statements of income for Pure Sunfarms and VFH multiplied by the ownership percentage of the Company (versus presenting the results of these joint ventures in Equity Earnings from Unconsolidated Entities):

	For the three months ended March 31, 2021
(in thousands of U.S. dollars)	Produce	Cannabis[12]	Hemp[12]	Total

Sales	$ 34,936	$ 17,460	$ -	$ 52,396
Cost of sales	(34,841)	(15,248)	(48)	(50,137)

Exhibit 99.1

Gross margin	95	2,212	(48)	2,259
Selling, general and administrative expenses	(4,126)	(3,966)	(65)	(8,157)
Share-based compensation	(904)	(1,094)	-	(1,998)
Other expense net	(681)	(630)	(14)	(1,325)
Loss before taxes	(5,616)	(3,478)	(127)	(9,221)
Recovery of (provision for) income taxes	1,195	644	-	1,839
Net loss	($ 4,421)	($ 2,834)	($ 127)	($ 7,382)
Adjusted EBITDA[1][3]	($ 2,051)	$ 2,534	($ 79)	$ 404
(Loss) income per share – basic	($ 0.06)	($ 0.04)	($ 0.00)	($ 0.10)
(Loss) income per share – diluted	($ 0.06)	($ 0.04)	($ 0.00)	($ 0.10)

	For the three months ended March 31, 2020
(in thousands of U.S. dollars)	Produce	Cannabis[12]	Hemp[12]	Total

Sales	$ 32,112	$ 7,442	$ 98	$ 39,652
Cost of sales	(31,347)	(3,557)	(120)	(35,024)
Gross margin	765	3,885	(22)	4,628
Selling, general and administrative expenses	(3,921)	(1,348)	(117)	(5,386)
Share-based compensation	(529)	-	-	(529)
Gain on settlement agreement	4,681	-	-	4,681
Gain on settlement of net liabilities	-	2,496	-	2,496
(Loss) gain on disposal of assets	(6)	5	10	9
Other expense net	(1,041)	(238)	(173)	(1,452)
(Loss) income before taxes	(51)	4,800	(302)	4,447
Recovery of (provision for) income taxes	1,012	(1,269)	-	(257)
Net income (loss)	$ 961	$ 3,531	($ 302)	$ 4,190
Adjusted EBITDA[1][3]	($ 1,587)	$ 2,778	($ 95)	$ 1,096
Income (loss) per share – basic	$ 0.02	$ 0.07	($ 0.01)	$ 0.08
Income (loss) per share – diluted	$ 0.02	$ 0.07	($ 0.01)	$ 0.08

12. The adjusted consolidated financial results have been adjusted to include our share of sales and expenses from Pure Sunfarms and VFH on a proportionate accounting basis, on which management bases its operating decisions and performance evaluation. GAAP does not allow for the inclusion of the joint ventures on a proportionate basis. These results include additional non-GAAP measures such as Adjusted EBITDA.

The adjusted results are not generally accepted measures of financial performance under GAAP. Our method of calculating these financial performance measures may differ from other companies and accordingly, they may not be comparable to measures used by other companies.

13. Adjusted EBITDA is not a recognized earnings measure and does not have a standard meaning prescribed in by GAAP. See “Non-GAAP Measures” above.

This press release is intended to be read in conjunction with the Company’s Consolidated Financial Statements ("Financial Statements”) and Management’s Discussion & Analysis ("MD&A”) for the three months and year ended March 31, 2021 in the Company Form 10-Q, which will be filed on (www.sec.gov/edgar.shtml) and SEDAR (www.sedar.com) and will be available at www.villagefarms.com.

Conference Call

Village Farms’ management team will host a conference call today, Monday, May 10-, 2021, at 8:30 a.m. ET to discuss its financial results.  Participants can access the conference call by telephone by dialing (647) 427-7450 or (888) 231-8191, or via the Internet at:  https://bit.ly/3dGm67Z.

Exhibit 99.1

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 849-0833 or (855) 859-2056 and enter the passcode 7179724 followed by the pound key. The telephone replay will be available until Monday, May 17, 2021 at midnight (ET).  The conference call will also be archived on Village Farms’ website at http://villagefarms.com/investor-relations/investor-calls.

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating greenhouse growers in North America. The Company leverages decades of experience in large-scale, low-cost intensive agriculture as a vertically integrated produce supplier to pursue high-value, high-growth plant-based Consumer Packaged Goods opportunities in cannabis and CBD in North America and select markets internationally.

The Company's wholly owned Canadian subsidiary, British-Columbia-based Pure Sunfarms is currently one of the single largest cannabis operations in the world, one of the lowest-cost greenhouse producers and one of the best-selling brands in Canada.

In the U.S., subject to compliance with all applicable U.S. federal and state laws, Village Farms is pursuing a strategy to become a leading developer and supplier of branded and white-labeled CBD products targeting major retailers and consumer packaged goods companies. Village Farms has one of the largest greenhouse operations in the country and is strategically positioned to utilize its agricultural experience and Pure Sunfarms' operational and product expertise, to pursue potential high-THC cannabis opportunities when legally permitted to do so.

Internationally, Village Farms evaluates and targets select, nascent, legal cannabis and CBD opportunities with significant long-term potential, with an initial focus on the Asia-Pacific region through its investment in Australia-based Altum International.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is subject to the safe harbor created by those sections. This press release also contains "forward-looking information" within the meaning of applicable Canadian securities law. We refer to such forward-looking statements and forward-looking information collectively as "forward-looking statements". Forward-looking statements may relate to the Company's future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, expansion plans, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as "outlook", "may", "might", "will", "could", "should", "would", "occur", "expect", "plan", "anticipate", "believe", "intend", "try", "estimate", "predict", "potential", "continue", "likely", "schedule", "objectives", or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. The forward-looking statements in this press release are subject to risks that may include, but are not limited to: our limited operating history, including that of Pure Sunfarms and our start-up operations of growing hemp in the United States; the legal status of Pure Sunfarms' cannabis business; risks relating to obtaining additional financing, including our dependence upon credit facilities; potential difficulties in achieving and/or maintaining profitability; variability of product pricing; risks inherent in the cannabis, hemp and agricultural businesses; the ability of Pure Sunfarms to cultivate and distribute cannabis

Exhibit 99.1

in Canada; existing and new governmental regulations, including risks related to regulatory compliance and licenses (e.g., Pure Sunfarms' ability to obtain licenses for its Delta 2 greenhouse facility as well as additional licenses under the Canadian act respecting cannabis to amend to the Controlled Drugs and Substances Act, the Criminal Code and other Acts, S.C. 2018, c. 16 (Canada) for its Delta 3 greenhouse facility), and changes in our regulatory requirements; risks relating to conversion of our greenhouses to cannabis production for Pure Sunfarms; risks related to rules and regulations at the U.S. federal (Food and Drug Administration and United States Department of Agriculture), state and municipal levels with respect to produce and hemp; retail consolidation, technological advances and other forms of competition; transportation disruptions; product liability and other potential litigation; retention of key executives; labor issues; uninsured and underinsured losses; vulnerability to rising energy costs; environmental, health and safety risks, foreign exchange exposure, risks associated with cross-border trade; difficulties in managing our growth; restrictive covenants under our credit facilities; natural catastrophes; the ongoing and developing COVID-19 pandemic; and tax risks.

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. Although the forward-looking statements contained in this press release are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company's control, that may cause the Company's or the industry's actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company's filings with securities regulators, including this press release. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this press release relate only to events or information as of the date on which the statements are made in this press release. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information

Lawrence Chamberlain Investor Relations (416) 519-4196 lawrence.chamberlain@loderockadvisors.com